Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Set forth below is the description of each class of securities of Helio Corporatoin, a Florida corporaton (the “Company”) outstanding as of October 31, 2025. The following description summarizes the most important terms of these securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation, as amendd, and our Amended and Restated Bylaws, copies of which have been previously filed with the Securities and Exchange Commission and are incorporated by reference into the Annual Report on Form 10-K for the year ended October 31, 2025. You should refer to our Amended and Restated Articles of Incorporation, Bylaws and the applicable provisions of the Florida General Corporation Law for a complete description.

Common Stock, no par value per share (the “Common Stock”) is the only class of our securities currently registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Articles of Incorporation also authorizes 20,000,000 shares of “blank check” preferred stock, no par value, none of which have been designated or are issued and outstanding as of October 31, 2025.

DESCRIPTION OF COMMON STOCK

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock at no par value per share.

Dividend Rights

Subject to the prior or equal rights of holders of all classes of stock at the time outstanding having prior or equal rights as to dividends, the holders of our Common Stock may, receive dividends out of funds legally available therefor if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

Each holder of the Common Stock is entitled to one vote for each share of Common Stock held by such stockholder.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Liquidation

Upon the dissolution, liquidation or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Company upon such dissolution, liquidation or winding up of the Company, the holders of Common Stock shall be entitled to receive the remaining assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Transfer Agent

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC, with an address at 18 Lafayette Place, Woodmere, NY 11598. Their phone number is (212) 828-8436.